Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Tyler P. Schuessler

Vice President,

Organizational Development

Investor Relations

(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 4th QUARTER AND FULL YEAR SALES AND EARNINGS

GREENWICH, CT, USA, March 30, 2006: Blyth, Inc. (NYSE: BTH), a leading designer and marketer of home fragrance and home décor products, today reported that Net Sales for the fourth quarter ended January 31, 2006 declined 3.6% to $480.6 million compared to $498.8 million a year earlier. Excluding the adverse impact of foreign currency movement, fourth quarter Net Sales were approximately even with last year. Operating Loss for the quarter was $6.7 million compared to Operating Income of $65.0 million for the prior year period and reflects a one-time non-cash goodwill impairment charge of $53.3 million pre-tax, or $0.94 per share, arising from a re-evaluation of the goodwill associated with the Wholesale segment. The Company also recorded a book loss of $1.6 million, or $0.02 per share, on the sale of the Impact Plastics business during the fourth quarter. Net Loss for the quarter was $12.3 million versus Net Earnings of $39.2 million a year earlier and includes a previously-announced one-time tax expense of $9.1 million, or $0.22 per share, to recognize the income tax liability associated with repatriating $130 million in foreign earnings, previously considered permanently reinvested in non-U.S. legal entities, under the American Jobs Creation Act of 2004. Also reflected in the fourth quarter Net Loss are tax credits of $8.5 million, or $0.21 per share, primarily due to the reversal of contingent tax liabilities and also due to prior year true ups. Diluted Net Earnings Per Share for the quarter was a loss of $0.30 per share compared to earnings of $0.95 for the same period last year. Excluding the adverse effect of the goodwill impairment charge, the sale of the Impact Plastics business and the tax on repatriated European funds, as well as the benefit of the tax liability reversal and true up, fourth quarter Earnings Per Share would have been $0.67 this year versus $0.95 in last year’s fourth quarter.

Net Sales for the fiscal year ended January 31, 2006 were approximately even at $1,573.1 million compared to $1,586.3 million reported for the prior year. Operating Profit for the fiscal year was $56.2 million versus $169.3 million for last fiscal year and reflects the aforementioned fourth quarter non-cash $53.3 million pre-tax goodwill impairment charge and the book loss of $1.6 million on the sale of the Impact Plastics business. Net Earnings were $24.9 million compared to $96.5 million for the prior year and reflect the aforementioned one-time tax expense of $9.1 million. Diluted Net Earnings Per Share was $0.60 versus $2.22 for the prior year. Excluding the adverse effects of the goodwill impairment, the sale of Impact Plastics and the repatriation tax, as well as the benefit of the tax liability reversal and true up, Earnings Per Share would have been $1.56 per share.

Lower fourth quarter Net Sales versus last year resulted from several factors, all of which the Company has experienced throughout the fiscal year. Robust growth in most of PartyLite’s European markets and in Canada, where sales grew 23% year over year, was more than offset by an 8% decline in ParyLite U.S., which began the fourth quarter with fewer active independent sales consultants than the same time a year earlier. Most of Blyth’s Wholesale business units and brands within the Catalog & Internet segment experienced lower sales versus last year’s fourth quarter. The Company’s Operating Profits were negatively impacted by lower sales, continued higher commodity costs versus a year ago and higher freight costs resulting in part from fuel surcharges. Management also noted that Cash Flow From Operations was $99 million in fiscal year 2006, and Capital Expenditures of $17 million were recorded during the year.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “Blyth’s fourth quarter results on an operating basis reflect the challenges our business has experienced all year. Reduced consumer discretionary spending impacted sales in our direct to consumer channels in the U.S., and retailers in the wholesale channel remained conservative in their inventory positions. However, continued solid growth throughout most of PartyLite’s European markets and the dramatic turn around of its Canadian business is very encouraging.”

Mr. Goergen continued, “Despite these areas of growth and management’s best efforts to increase sales in our more challenging markets, commodity costs and freight surcharges had a significant effect on profitability throughout fiscal year 2006. We continue to take proactive actions such as implementing select price increases and cost savings initiatives throughout our businesses in an effort to combat exogenous forces.”

In the Direct Selling segment, fourth quarter net sales declined 2% to $235.0 million versus $239.6 million for the same period last year. Lower sales in PartyLite’s U.S. market more than offset continued growth in Europe and strong growth in Canada, in which PartyLite is the largest and fastest growing party plan direct selling company. Fourth quarter operating profit in the Direct Selling segment was $46.6 million versus $49.5 million in the same period last year and was negatively impacted by lower sales and higher distribution costs of candle products that were manufactured in PartyLite’s European facility due to the disruption of the U.S. wax supply following Gulf hurricanes in 2005.

In the Wholesale segment, fourth quarter net sales declined to $180.8 million from $196.6 due to soft sales in most areas of this segment. A fourth quarter operating loss of $57.1 million includes the aforementioned $53.3 goodwill impairment charge and compares to an operating profit of $9.3 million during last year’s fourth quarter. The impact of higher raw material and freight costs in the Wholesale segment contributed to lower operating profits.

In the Catalog & Internet segment, fourth quarter net sales increased to $64.8 million versus $62.6 a year ago, reflecting the acquisition of Boca Java, a small on-line marketer of premium coffee and tea products, as well as strong growth of the Exposures and Home Marketplace brands. Fourth quarter operating profit in this segment was $3.8 million versus

$6.2 million in the same period last year and reflects higher commodity and postage costs, as well as investment spending in the Boca Java business.

The sum of the segment amounts does not necessarily equal that reported for the quarter for Blyth overall due to rounding.

The Company also confirmed that, as previously announced, the repatriation of $130 million in foreign earnings, previously considered permanently reinvested in non-U.S. legal entities, occurred during the fourth quarter. Blyth recorded the aforementioned one-time tax expense of $9.1 million, or $0.22 per share, in the fourth quarter to recognize the income tax liability associated with repatriating these funds. As approved by Blyth’s Board of Directors in January, management intends to make a domestic investment of the repatriated amount in a wide range of initiatives, including the hiring and training of U.S. workers, research and development efforts, qualified retirement plan funding, capital expenditures to support the U.S. businesses, advertising and marketing with respect to its various trademarks, brand names and rights to intangible property, and acquisitions of U.S.-based businesses, consistent with legislative requirements.

Company Continues To Explore Strategic Alternatives in Wholesale Segment

Management also announced today that it has engaged Bear Stearns & Co. to advise it on strategic alternatives within the Wholesale segment, and will likely focus on one or more of its European Wholesale businesses, believing that substantial upside opportunities exist in the North American Wholesale business despite challenging market conditions impacting the Home Expressions industry.

For fiscal year 2007, Earnings Per Share are expected to be in the range of $1.65 to $1.70. Cash flow from operations is anticipated to be approximately $100 million in fiscal year 2007, and capital spending of approximately $25 million is expected for the full year.

Management will conduct a conference call today at 10 a.m. (eastern), which will be broadcast live over the Internet in the “Investor Relations” section of our website at www.blyth.com. The call will be archived on Blyth’s website. The call may also be accessed at 1-800-524-4293 (U.S.) or 1-706-679-0668 (non-U.S.). The conference identification number is 5833035. A replay will be available by calling 1-800-642-1687 or 1-706-645-9291 (non-U.S.) and also requires the conference identification number 5833035.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company competing primarily in the home fragrance, home décor, seasonal decorations and gift industry. The Company designs, markets and distributes an extensive array of candles, home fragrance products, decorative accessories, seasonal decorations and household convenience items, as well as tabletop lighting and chafing fuel for the Away From Home or foodservice trade. Blyth manufactures most of its candles and sources nearly all of its other products. Its products are sold direct to the consumer under the PartyLite®, Purple TreeTM and Two Sisters GourmetTM brands, to retailers in the premium and specialty retail channels under the Colonial CandleTM, Carolina®, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®,

Walter Drake®, The Home Marketplace®, Easy ComfortsTM and Boca JavaTM brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands. In Europe, Blyth’s products are also sold under the PartyLite®, Colonial®, Gies®, Liljeholmens®, Ambria®, Carolina®, KaemingkTM, Edelman® and Euro-Decor® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts. Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2005.

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BLYTH, INC.

Consolidated Statement of Earnings

(In thousands except per share data)

(Unaudited)

	Three Months Ended January 31, 2006	Three Months Ended January 31, 2005	Twelve Months Ended January 31, 2006	Twelve Months Ended January 31, 2005

Net sales	$480,627	$498,810	$1,573,076	$1,586,297
Cost of goods sold	260,685	256,932	859,810	814,617
Gross profit	219,942	241,878	713,266	771,680
Selling	136,781	136,491	455,507	458,690
Administrative	36,574	40,392	148,326	143,660
Restructuring and impairment charges	53,261	—	53,261	—
	226,616	176,883	657,094	602,350
Operating profit	(6,674)	64,995	56,172	169,330

Interest expense and other	7,632	5,560	24,145	20,254
Earnings before income taxes and minority interest	(14,306)	59,435	32,027	149,076
Income tax expense	(2,013)	20,524	7,775	52,922
Earnings before minority interest	(12,293)	38,911	24,252	96,154
Minority interest	6	(240)	(605)	(360)
Net earnings	$(12,299)	$39,151	$24,857	$96,514

Basic:
Net earnings per common share	$(0.30)	$0.96	$0.61	$2.24
Weighted average number of shares outstanding	40,981	40,889	40,956	45,771

Diluted:
Net earnings per common share	$(0.30)	$0.95	$0.60	$2.22
Weighted average number of shares outstanding	40,981	41,214	41,176	46,027

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2006	January 31, 2005
Assets
Cash and Cash Equivalents	$242,068	$91,695
Accounts Receivable, Net	109,857	124,603
Inventories	237,753	234,984
Property, Plant & Equipment, Net	225,826	258,896
Other Assets	301,016	365,642
	$1,116,520	$1,075,820

Liabilities and Stockholders’ Equity
Bank Debt	$122,273	$34,994
Bond Debt	249,468	249,310
Other Liabilities	250,955	270,167
Stockholders’ Equity	493,824	521,349
	$1,116,520	$1,075,820